Exhibit 99.1

Contact: Jackie Seneker
SiriCOMM, Inc.
2900 Davis Blvd., Suite 130
Joplin, MO 64804
Phone: 417-626-9971
Web: http://www.siricomm.com
Email: info@siricomm.com

                            SiriCOMM Launches Intouch
       InTouch Improves Communications for Highway Travelers and Truckers

Joplin, Mo. - December 16, 2004 -- SiriCOMM, Inc. (OTC BB: SIRC), a nationwide broadband wireless software and network company serving the commercial transportation industry and government market, today announced that it has completed successful final testing of its network and has launched SiriCOMM InTouch. InTouch utilizes the network of SiriCOMM Wi-Fi Hot Spot sites installed at Pilot Travel Centers nationwide to provide wireless broadband Internet access to subscribers.

Truck drivers, RV'ers, mobile sales force, or any individual requiring Internet access can now take advantage of SiriCOMM's InTouch service. SiriCOMM offers three InTouch service plans designed with all travelers in mind, from the occasional traveler to the dedicated trucker. Each plan provides unlimited Internet access during the subscription period. SiriCOMM Wi-Fi Hot Spots utilize 802.11g, the preeminent standard for wireless broadband Internet access.

Hank Hoffman, Chairman and president of SiriCOMM, said, "Our emphasis from the beginning has been to increase productivity through improved communications. InTouch provides subscribers an economic tool to facilitate communications while on the road. Launching InTouch marked a major milestone for our Company and represents the beginning of a new era for us."

About SiriCOMM
--------------
SiriCOMM provides nationwide broadband wireless software and network infrastructure solutions for the commercial transportation industry and government market. The Company has a vertically integrated technology platform incorporating both software applications and broadband network infrastructure and access. The vertical-specific, enterprise-grade software solutions are designed to help significantly increase profitability, reduce operating costs, improve productivity and operational efficiencies, enhance safety, and strengthen security for businesses of any size and, to the extent applicable, government. The Company's unique, commercial-grade private network solution is built for enterprises and integrates multiple technologies to enable a high-speed, open-architecture wireless data network for its software applications and Internet access. The Company believes that its vertical-specific software, network technology, deep industry relationships, and low cost of operations can represent significant value to the commercial transportation industry and the government market.

Statements about the future performance of SiriCOMM, economic trends, and other forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of SiriCOMM's products, increased levels of competition for the company, new products and technological changes, SiriCOMM's dependence on third-party suppliers, and other risks detailed from time to time in SiriCOMM's periodic reports filed with the Securities and Exchange Commission. SiriCOMM provides no assurance regarding the actual outcome of the events contemplated by any forward-looking statements included in this release.

                                       ###